THE AEGIS FUNDS
FIRST AMENDMENT TO THE
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 13th day of January, 2014, to the Amended and Restated Custody Agreement, originally made and entered into as of November 11, 2011, and amended and restated as of July 29, 2013 (the "Agreement"), is entered into by and between THE AEGIS FUNDS a Delaware business trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement;

WHEREAS, the parties intend to add Aegis Value Fund, a new series of the Trust, to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Section 1.  Exhibit D shall be superseded and replaced with Amended Exhibit D attached hereto.

Section 2.  “Article XIII, Section 13.01, Effective Period” is hereby superseded and replaced with the following:

13.01 Effective Period. This Agreement shall become effective as of January 13,  2014 and will continue in effect until March 31, 2016.

Section 3.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE AEGIS FUNDS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Scott L. Barbee	By: /s/ Michael R. McVoy

Name: Scott L. Barbee	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit D to the Amended and Restated Custody Agreement

Separate Series of The Aegis Funds

Name of Series

Aegis High Yield Fund
Aegis Value Fund